                                                                    Exhibit 4(b)

                          SIXTH SUPPLEMENTAL INDENTURE

            THIS SIXTH SUPPLEMENTAL INDENTURE is dated as of March 10, 1998, by and among MARRIOTT INTERNATIONAL, INC. (the "Company"), a Delaware corporation, and THE CHASE MANHATTAN BANK, formerly known as CHEMICAL BANK, a New York banking corporation, as trustee (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

                             RECITALS OF THE COMPANY

            WHEREAS, the Company and the Trustee are parties to an Indenture dated as of December 1, 1993 (the "Original Indenture" and, as it has been and may be further amended or supplemented from time to time by one or more supplemental indentures entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of Debt Securities;

            WHEREAS, the Company's 7.825% Series B Senior Notes Due April 15, 2005 (the "Series B Senior Notes") are Debt Securities issued pursuant to the Original Indenture, as amended and supplemented by the Second Supplemental Indenture dated as of April 12, 1995 by and between the Company and the Trustee;

            WHEREAS, Series B Senior Notes in the aggregate principal amount of $200 million are Outstanding Debt Securities;

            WHEREAS, Section 11.02 of the Original Indenture provides that the Company and the Trustee may enter into a supplemental indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture voting separately;

            WHEREAS, the Company desires to amend certain provisions of the Original Indenture affecting the Series B Senior Notes, as set forth in Article I hereof;

            WHEREAS, the Holders of at least a majority in aggregate principal amount of the Series B Senior Notes outstanding have consented to the amendments to be effected by this Sixth Supplemental Indenture; and

            WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

            NOW, THEREFORE, for and in consideration of the promises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree, for the equal and proportionate benefit of all Holders of the Series B Senior Notes, as follows:

                                    ARTICLE I

                        AMENDMENTS TO ORIGINAL INDENTURE

            SECTION 1.01. Amendments to Articles Five, Seven, Ten and Twelve. Effective upon the date the Company accepts Series B Senior Notes for purchase and payment pursuant to the Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal for the Series B Senior Notes, dated February 25, 1998, and any amendments, modifications or supplements thereto (the "Offer to Purchase and Consent Solicitation Statement"), unless, prior to that time, the Company, by written notice to the Trustee, has terminated this Sixth Supplemental Indenture:

            (i) Sections 5.01(5) through (8), 7.04, 10.01, 12.06, 12.07 and
      12.08 of the Original Indenture are hereby amended by deleting all such sections and all references thereto in their entirety, including without limitation all references, direct or indirect, thereto in Section 6.02.
      Section 5.01(9) is hereby renumbered Section 5.01(5).

            (ii) Section 10.02 of the Original Indenture is hereby renumbered as
      Section 10.01 and modified to read as follows:

            "SECTION 10.01. Successor Corporation Substituted.

            Upon any consolidation with or merger into any other corporation or other Person, or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety, the successor corporation or Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation or Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under this Indenture and the Debt Securities."

                                   ARTICLE II

                                  MISCELLANEOUS

            SECTION 2.01. Section 11.02 of the Indenture; Time Amendments Become Operative. This Sixth Supplemental Indenture is a supplemental indenture pursuant to Section 11.02 of the Indenture. Upon execution and delivery of this Sixth Supplemental Indenture, the terms and conditions of this Sixth Supplemental

Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in case of conflict, the provisions of this Sixth Supplemental Indenture will control. Notwithstanding an earlier execution date, the amendments contained in this Sixth Supplemental Indenture shall not become operative until the date upon which the Company accepts the Series B Senior Notes for purchase and payment pursuant to the Offer to Purchase and Consent Solicitation Statement. The Company shall promptly notify the Trustee that this Sixth Supplemental Indenture has become operative.

            SECTION 2.02. Full Force and Effect. Except as they have been modified in this Sixth Supplemental Indenture, each and every term and provision of the Indenture shall continue in full force and effect, and all references to the Indenture in the Indenture shall be deemed to mean the Indenture as supplemented and amended pursuant hereto.

            SECTION 2.03. Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts and in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

            SECTION 2.04. Governing Law. This Sixth Supplemental Indenture shall be governed by the laws of the State of New York.

            SECTION 2.05. Headings. The headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

            SECTION 2.06. No Effect on Other Series. This Sixth Supplemental Indenture relates solely to the Series B Senior Notes and shall have no force or effect with respect to any other series of Outstanding Debt Securities under the Indenture.

            SECTION 2.07. No Recitals or Representations by Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

            IN WITNESS WHEREOF, the parties have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first above written.

                                       MARRIOTT INTERNATIONAL, INC.


Attest:   /s/ Ward R. Cooper           By:   /s/ Carolyn B. Handlon
       ------------------------------      ---------------------------------
       Name:  Ward R. Cooper               Name:  Carolyn B. Handlon
       Title: Assistant Secretary          Title: VP and Assistant Treasurer


                                       THE CHASE MANHATTAN BANK


Attest:   /s/ Kathleen Perry           By:   /s/ Andrew M. Deck
       ------------------------------      ---------------------------------
       Name:  Kathleen Perry               Name:  Andrew M. Deck
       Title: (Second Vice President)      Title: Vice President